Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES $500 MILLION COMMON STOCK REPURCHASE PROGRAM

        NEW YORK - January 25, 2007 - CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced that it has contracted with BNP Paribas to execute a $500 million common stock repurchase program on an accelerated basis. Under the terms of the contract, CIT will make payment for and receive the majority of shares covered by the program during the first quarter of 2007 and will complete the program in the second quarter. The program will be funded with proceeds from CIT’s recent $500 million junior subordinated notes offering. Repurchased shares will be held in Treasury.

        “This reflects our commitment to optimize the composition of our capital structure and enhance returns,” said Joseph M. Leone, Vice Chairman and Chief Financial Officer of CIT. “We remain committed to maintaining a strong capital position supportive of strong credit ratings.”

        In addition, CIT remains authorized to repurchase approximately five million shares under pre-existing authorizations; however it will suspend purchases for the duration of the accelerated repurchase program.

About CIT

        CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has more than $74 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,300 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.CIT.com.

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MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications
& Media Relations
(212) 461-7711
Curt.Ritter@CIT.com

Mary Flynn
Director of Media Relations
(212) 461-7860
Mary.Flynn@CIT.com

INVESTOR RELATIONS
Stephen Klimas
Vice President
(973) 535-3769
Steve.Klimas@CIT.com